The Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$533,460
Class B	$17,698
Class C	$49,036
Class F1	$44,448
Class F2	$12,522
Total	$657,164
Class 529-A	$15,526
Class 529-B	$1,304
Class 529-C	$5,948
Class 529-E	$763
Class 529-F1	$969
Class R-1	$1,592
Class R-2	$12,537
Class R-3	$19,516
Class R-4	$15,453
Class R-5	$9,499
Class R-6	$6,063
Total	$89,170

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2344
Class B	$0.1884
Class C	$0.1854
Class F1	$0.2342
Class F2	$0.2495
Class 529-A	$0.2314
Class 529-B	$0.1818
Class 529-C	$0.1823
Class 529-E	$0.2137
Class 529-F1	$0.2446
Class R-1	$0.1865
Class R-2	$0.1839
Class R-3	$0.2139
Class R-4	$0.2331
Class R-5	$0.2516
Class R-6	$0.2547

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,250,827
Class B	86,467
Class C	260,640
Class F1	184,516
Class F2	41,804
Total	2,824,254
Class 529-A	70,289
Class 529-B	6,829
Class 529-C	34,074
Class 529-E	3,772
Class 529-F1	4,250
Class R-1	8,311
Class R-2	69,916
Class R-3	89,828
Class R-4	65,580
Class R-5	37,051
Class R-6	25,380
Total	415,280

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.18
Class B	$12.18
Class C	$12.18
Class F1	$12.18
Class F2	$12.18
Class 529-A	$12.18
Class 529-B	$12.18
Class 529-C	$12.18
Class 529-E	$12.18
Class 529-F1	$12.18
Class R-1	$12.18
Class R-2	$12.18
Class R-3	$12.18
Class R-4	$12.18
Class R-5	$12.18
Class R-6	$12.18